September 7, 2016

Richard Battista
95 Apple Tree Lane
New Canaan, CT 06840

Dear Rich,

We have discussed the possibility of your being offered and becoming President and Chief Executive Officer of Time Inc., subject to the parties reaching agreement on mutually acceptable terms.

The following sets forth the terms and conditions which Time Inc. is prepared to provide in connection with your appointment to such position by action of the Board of Directors. All of these terms and conditions are subject to the execution of a definitive employment agreement between you and the company. Such agreement will have a three-year term, and will supersede your existing employment agreement with the company.

As President and Chief Executive Officer, you would report directly to the Board of Directors and you will be the most senior operating executive of the company. In connection with your appointment to such positions, effective upon the execution of your new employment agreement, the Board of Directors would elect you as a member of the Board of Directors, and the company will commit in your agreement to continue to nominate you for election to the Board during your continued tenure as President and Chief Executive Officer.

•	Your annual base salary will be increased to be $1,200,000, effective upon signing the definitive employment agreement.

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You will be eligible to participate in the company’s annual incentive bonus plan, with a target bonus opportunity of 150% of base salary. Bonus payments will be subject to the terms of our annual bonus plan, except as expressly set forth herein.

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Together with your annual base salary, this enhanced target bonus opportunity will provide you with a total target annual cash compensation opportunity of $3,000,000. For 2016, your base salary and bonus percentage will be prorated such that your existing employment terms will apply for the period prior to the date of your new employment agreement is executed, and your new base salary and bonus percentage will apply for the period after such date.

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You will be entitled to participate in our annual long-term equity award program with a target incentive value of $3,000,000. The annual equity awards would be made 50% in performance share units for 2017, and somewhere between 50% and 66.7% in performance share units as determined by the Compensation Committee for subsequent years, with the remainder of the grant value divided approximately equally between stock options and restricted stock unit awards and subject only to time vesting. Consistent with generally applicable practices, actual grants will be determined by the Compensation Committee based on this target, subject to adjustment to reflect your performance and that of the company, including its share price and such other factors as the Compensation Committee shall deem pertinent. Your enhanced annual equity awards will be made at the same time as grants are generally made to other executives (generally in February of each calendar year), and subject to standard equity plan vesting and other terms, except as expressly set forth herein.

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With respect to the 2017 opportunity, one half of your annual award will be granted at the same time as the 2016 Special Grant described below (the “Accelerated 2017 Grant”). The Accelerated 2017 Grant will be comprised of options in respect of 200,000 shares, with an exercise price equal to the fair market value of the stock on the date of grant, and that number of restricted stock units having a value at the date of grant of $750,000. Each component of the Accelerated 2017 Grant will be subject to our standard equity plan vesting and other terms, except as expressly set forth herein.

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You will receive a one-time special equity award as soon as practicable following execution of your new employment agreement (the “2016 Special Grant”). The 2016 Special Grant will be comprised of options in respect of 200,000 shares, with an exercise price equal to the fair market value of a share on the date of grant, and that number of restricted stock units having value at the date of grant of $750,000. Each component of the 2016 Special Grant will be subject to our standard equity plan vesting and other terms, except as expressly set forth herein.

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You will be granted an additional Outperformance Plan (“OPP”) opportunity of $3,000,000 at target (target defined as $22/share of Time Inc. stock price) to bring your total target OPP to $5,000,000. Except as otherwise provided below, this additional $3,000,000 opportunity (the “Incremental OPP Opportunity”) will be subject to and substantially consistent with the company’s standard grant practices with respect to the OPP as denoted in your current award agreements except as set forth herein. The terms of your previously granted opportunity under the OPP will remain unchanged.

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Notwithstanding the company’s standard practices, vesting of the 2016 Special Grant and the Accelerated 2017 Grant will accelerate in full and vesting of the Incremental OPP Opportunity will accelerate to the extent that the stock price performance hurdles are achieved, in each case, upon the occurrence of a change in control as defined under the company’s applicable equity incentive plan (a “Change in Control”).

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In the event that your employment is involuntarily terminated by the company without cause or by you due to a material breach of your agreement by the company or other good reasons (a “Qualifying Termination”), you will receive severance equal to the salary and bonus that you would have received had you continued to work for an additional 24 months. In the event of a Qualifying Termination prior to the payment of your annual bonus for your services in 2018 (which will be payable on or before March 15, 2019), the bonus component of your severance would be determined based on your target annual bonus opportunity, in lieu of applying your “average actual bonus.” Such average actual bonus will apply to any such Qualifying Termination occurring after payment of the 2018 annual bonus. Your severance benefits will not be subject to any duty to mitigate damages or (except as provided in the next bullet) any offset in respect of amounts earned from other activities following your termination.

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As an additional severance benefit, in the event of any Qualifying Termination, the company will either pay your cost of COBRA coverage or reimburse you for such COBRA coverage for you and your eligible dependents any period that you are eligible to elect such coverage by reason of such Qualifying Termination (e.g., such benefit will cease if you become eligible for coverage by reason of employment under another group health plan).

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Notwithstanding the payment provisions applicable to severance contained in the company’s standard employment agreement, to the extent consistent with the requirements of Section 409A, in the event that you suffer a Qualifying Termination within 12 months following a Change in Control, the severance benefits payable under your employment agreement will be payable to you in a single lump sum. In any other circumstances, the standard payment provisions will apply.

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Additionally, in the event of a Qualifying Termination, you will be permitted to vest in the 2016 Special Grant, the 2017 Accelerated Grant and any other equity award granted after 2016 to the same extent, and at the same time, as you would otherwise have become vested in any such award had your employment continued for the 24-month period following your termination (including, in the case of any award the vesting of which is subject to the satisfaction of any performance objectives, the satisfaction of the applicable performance objectives). If you incur a Qualifying Termination prior to the conclusion of the applicable measurement date of the Incremental OPP Opportunity, you will become vested in the Incremental OPP Opportunity to the same extent as though you were employed at such measurement date.

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Recognizing that the change in your position and the associated increase in your contingent award opportunities resulting therefrom is reasonably likely to result in a significant short-term disparity between your historical compensation and your available compensation opportunities, in the event of a change in control of the company occurring prior to the second anniversary of the execution of your revised employment agreement (the “Second Anniversary Date”), the company will provide you with an excise tax gross-up related to any golden parachute excise tax that you incur by reason of such change in control. In the event that any such change in control occurs after the Second Anniversary Date, you will be subject to a “best net” provision, such that your compensation will be limited to the amount that can be paid to you without the imposition of any such excise tax, if so doing will result in your receiving a better after tax result than if no such limitation were applied. In no event shall any excise tax gross-up payment be provided with respect to any change in control occurring after the Second Anniversary Date.

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The revised employment agreement will contain the same provisions regarding limitations on your ability to compete with the company during and following your employment that are reflected in your current employment agreement, and also will contain provisions giving you the right to be indemnified by the company (including without limitation the advance of expenses) to the maximum extent permissible for actions taken during your service for the company.

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You will be reimbursed for your legal fees and costs incurred in connection with the negotiation of the employment agreement and any other related agreements up to a maximum amount of $25,000 in the aggregate.

If you indicate your agreement to accept the appointment as the company’s President and Chief Executive Officer on the terms and conditions outlined above (including without limitation subject to the execution of a mutually-approved definitive employment agreement), your appointment will be presented to the Board of Directors for approval.

I have great confidence that your leadership will create a mutually beneficial relationship for the company and its stockholders, customers and employees.

Sincerely,

/s/ John Fahey

John Fahey
Lead Independent Director

_/s/ Richard Battista_______________________________        __9_/_8_/_2016____
Richard Battista                            Date

cc. David Bell

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